EXHIBIT 99.1

Bantec Acquires USPTO Patent for Drone Operated Package Delivery Receptacle

LITTLE FALLS, NJ, May 18, 2021 /PRNewswire/ -- Bantec, Inc. (OTCPINK: BANT) ("Bantec" or the "Company"), is pleased to announce the acquisition of a drone operated delivery receptacle utility patent (issued by the USPTO) for package delivery.

Michael Bannon, Bantec's Chairman and CEO stated: "when I first entered into the drone business, and acquired my FAA drone pilot license, I kept my eye on the drone delivery market.  While the more general drone industry itself has grown rapidly, the delivery segment lagged behind. During these 'growing pains' we have strategically positioned Bantec to take advantage of the drone delivery market move from niche to mainstream.  We are at the cusp of this drone delivery market shift and see this USPTO patent acquisition as another major step for Bantec to become a major player in the upcoming drone package delivery market.  Our patented technology will ensure safe and secure drone package delivery to businesses and residential homes throughout the United States and possibly throughout the world. "

The Delivery Drones Market reached the USD 2 billion mark in 2020 and is projected to reach USD 5.6 billion by 2026 according to a Mordor Intelligence report. The shift to contactless delivery due to COVID-19 has significantly sped up the delivery drone market movement.

"The present invention provides a delivery receptacle adapted to communicate with a drone and receive a package therefrom."

Below I have inserted a link to our Patent details on the USPTO.GOV site".

Patent Documents

About Bantec

Bantec, Inc., a product and services company, through its subsidiaries and divisions, sells to facility managers, engineers, maintenance managers, purchasing managers and contract officers who work for hospitals, universities, manufacturers, commercial businesses, local and state governments, and the US government. We intend to grow different business lines, including using the franchise model, that support the customers described above.

Forward-Looking Statements

Certain statements in this press release may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses, or net earnings; projections of growth; and assumptions relating to the foregoing. Such forward-looking statements are generally qualified by terms such as: "plans, "anticipates," "expects," "believes" or similar words. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Contacts:
Michael Bannon
Chairman & CEO
mike@bantecinc.com
(203) 410-8924

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